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                                                                  EXHIBIT 99.1

              GENESYS APPOINTS ORI SASSON CEO AND MEMBER OF THE
                     BOARD; WILL ACQUIRE PLATO SOFTWARE

SAN FRANCISCO, DECEMBER 9, 1998 -- Genesys Telecommunications Laboratories, Inc. (NASDAQ: GCTI) today announced the appointment of Ori Sasson as CEO and a member of the Board of Directors.

Prior to joining Genesys, Mr. Sasson was Chairman and CEO of Scopus Technology, Inc. a leading provider of enterprise software solutions for the enterprise relationship management market. Under his leadership, Scopus maintained consistent growth and profitability from inception until its acquisition in April 1998 by Siebel Systems, Inc.

In connection with the appointment of Mr. Sasson, Genesys will acquire Plato Software Corporation, an early stage company engaged in the development of agent based technology for delivering superior web-based solutions. Mr. Sasson is a principal shareholder of Plato. Genesys will integrate the agent technology into the Genesys suite as part of its strategy to offer seamless integration of its products with the Web. Genesys will acquire Plato in exchange for approximately 200,000 shares of Common Stock.

Genesys also announced that Greg Shenkman, a founder and Board member, has been appointed the Chairman of the Board. Former Chairman Jim Jordan will continue to serve the company in an advisory capacity.

Greg Shenkman, stated that, "We are delighted that we could attract an executive of Mr. Sasson's caliber. Genesys is poised to develop into a major enterprise software company, and Mr. Sasson has the experience and skills to carry Genesys forward. We also thank Jim Jordan for his contribution in helping lead Genesys to become a leading enterprise software company."

According to Mr. Sasson, "I am extremely excited to be joining Genesys and to have the chance to exploit the fantastic market here. The combination of industry leading products and broad worldwide distribution capability provide Genesys with a strong basis upon which to expand our current market position. Additionally, I will focus on extending our strategy into the sales of complimentary application products by leveraging the Web and other new technologies as we build Genesys into a major enterprise software company".

Michael McCloskey, the Company's President, will continue in his current position, reporting to Mr. Sasson.

ABOUT GENESYS
Genesys Telecommunications Laboratories, Inc. (Nasdaq "GCTI") combines computer and telephone systems to improve interactions between companies and their customers. The Genesys Suite- an innovative suite of inbound, outbound, blended, network-based and Internet-based call center products - enables organizations to optimally manage customer interactions and employee communications to increase productivity, lower costs and achieve greater customer satisfaction and loyalty. Headquartered in San Francisco, Genesys serves 300 customers in the North American, European, Asia/Pacific and Latin American regions directly from 27 sales offices and indirectly through a select group of industry-leading solutions providers. For more information please visit Genesys at http://www.genesyslab.com or call 1-888-GENESYS (in the U.S).